EXHIBIT 10(iii)(A) 21
Officer Severance Program

Eligibility	-	Lucent Officer appointed on or after October 1, 2003.
	-	If the Officer’s home work country is not the United States, Program will be modified to apply locally.
	-	Participants in the Officer Severance Policy are not covered under this Program
	-	Company initiated termination, other than for “Cause” (as defined below) or unsatisfactory performance (as defined by the Company’s performance management guidelines).
	-	Contingent upon signing a Release which includes a 12 month non-compete & non-solicitation.
	-	All payments and benefits listed below will be offset by any individually negotiated or legally required arrangement.
Termination Date	-	Generally, the Officer will be terminated from the Company within 30 days of the date of notification.
Severance Payment	-	Eligible for one year’s base salary.
	-	Payment over 12 months, with the first payment made by the last day of the month that follows the month the employee signs, returns and does not subsequently revoke the Release.
	-	The remaining monthly payments will be made by the last day of each successive month until completed.
	-	Also eligible for a bonus payment, which will be the lesser of the individual’s Annual Incentive Plan full target bonus amount, or the funded portion of the AIP target bonus applied to similarly situated Officers in the fiscal year in which termination occurs. Bonus, if any, will be included with the last monthly payment, or as soon as administratively practicable thereafter.
	-	Payments are less applicable taxes and are not includable for purposes of determining the amount of any benefit under Lucent’s benefit plans.
Annual Incentive Plan	-	Not eligible for AIP for the fiscal year in which termination or retirement occurs.
Long Term Incentives	Stock Options & Restricted Stock Units
	-	Upon termination or retirement, vesting and/or cancellation of stock options in accordance with the terms and conditions of the Lucent Technologies Inc. Long Term Incentive Program or Long Term Incentive Plan documents and related stock option agreements.
CASH LTIP
	-	Upon termination or retirement, prorated payment, if any, in accordance with the terms and conditions of the Lucent Technologies Inc. Long Term Incentive Program or Long Term Incentive Plan documents and related performance award agreements.
Pension	Pension — Service Based or Cash Balance
	-	No further age or service will be accrued upon termination.
	-	Distributions per the terms of the Retirement Income Plan.
Health and Welfare Benefits	Service Pension Eligible
	-	Medical, dental, and life insurance coverage will be in accordance with the provisions that apply to similarly situated service pensioners retiring at that time.
Deferred Vested
	-	Continuing medical and dental coverage under COBRA for up to 18 months.
	-	If employee has five or more years of service, the Company will pay the cost associated with medical coverage continuation on the same basis as for active employees for six months after termination.
	-	If employee has at least one year but less than five years of service, the Company will pay the cost associated with medical coverage continuation on the same basis as for active employees for three months after termination.
	-	Company-provided life insurance ends upon termination, but can be continued by the employee at the employee’s expense.
All other benefits follow the involuntary termination/retirement provisions of the governing Plan.
Other	-	401(k), ESPP, Car Allowance, and Financial Counseling benefits cease upon termination.
	-	Payment for accrued unused vacation and carryover vacation will be made to the employee, in accordance with Company policy for management employees.
	-	Credit cards, home office equipment, voice mail and access to the Lucent network canceled upon termination.
Lucent Technologies Inc. — Proprietary — Restricted
Solely for Authorized Persons Having a Need to Know Pursuant to Company Instructions

Outplacement Services	-	Provided through a vendor selected by the Company, for 12 months from date of termination, up to a limit of $50,000.

Change in Control Provisions	-	Upon or after a Change in Control (as defined in the 2003 Long-Term Incentive Program or its successor plan as in effect immediately before the Change in Control) this Program will remain in effect.

	-	Upon or after a Change in Control (as defined in the 2003 Long-Term Incentive Program or its successor plan as in effect immediately before the Change in Control), if you terminate your employment within three months of an event constituting Good Reason, you will be placed on a paid leave of absence for 12 months, and will be eligible for the benefits described below. Good Reason is defined as follows:

		i.	the assignment to you by the Board of Directors or another representative of the Company of duties which represent a material decrease in responsibility and are materially inconsistent with the duties associated with your position, any reduction in your job title, or a material negative change in the level of Officer to whom you report, or

		ii.	a material negative change in the terms and conditions of your employment, including a reduction by the Company of your annual base salary or a material decrease in your target opportunity for an Annual Incentive Award, or

		iii.	the requirement to change your work location to one in a different country, even for a comparable or superior position.

Benefits provided while on leave of absence:

	•	Base salary will be paid monthly over 12 months, and one target bonus will be paid in December; payments are benefit bearing. Not eligible for any other bonus payments, including for the fiscal year in which the leave of absence begins and for the fiscal year in which employment termination occurs.

	•	Stock Options and Restricted Stock Units will continue to vest as scheduled; at the end of the leave of absence, employment will end and grants will follow the normal termination provisions of the grant Agreement(s).

	•	Cash LTIP will follow the terms of the grant Agreement(s) and will be prorated to exclude time spent on leave of absence.

	•	Age and service will continue to be accrued towards pension during the leave of absence, and pension payments can begin after the end of the leave of absence.

	•	Benefits, including medical, dental, life insurance, disability, financial counseling, and car allowance, will continue in the same manner as for actively employed Officers.

	•	Payment for accrued unused vacation and carryover vacation will be made at the start of the leave, in accordance with Company policy. No additional vacation will be accrued after the start of the leave of absence.

	•	Company credit cards, home office equipment, voice mail and e-mail will be cancelled at the beginning of the leave of absence.

These benefits are in lieu of any benefits described above in sections “Severance Payment,” and “Other.” Following the leave of absence, employment will be terminated.
“Cause” is defined as (i) violation of Lucent’s code of conduct, Business Guideposts; (ii) conviction of (including a plea of guilty or nolo contendere) of a felony or any crime of theft, dishonesty or moral turpitude, or (iii) gross omission or gross dereliction of any statutory or common law duty of loyalty to Lucent.
Note: The Company may modify, amend, or terminate this Program at any time.
Lucent Technologies Inc. — Proprietary — Restricted
Solely for Authorized Persons Having a Need to Know Pursuant to Company Instructions